For Immediate Release

February 10, 2005

Collegiate Pacific Reports Record Second Quarter Fully Diluted Earnings Per Share of $.06 vs.
($.04) in Year Ago Period on 461% Sales Increase

The Company will host a conference call to discuss Q2 results and certain forward-looking information today at 9:00 a.m. CST / 10:00 a.m. EST. To access the call, listeners may dial 1-800-901-5226, and enter password 51498390. A replay of the call will be available for 30 days by calling 1-888-286-8010 and entering passcode 80845262

Dallas, TX — Collegiate Pacific (AMEX – BOO) today issued its earnings report for its second fiscal quarter ended December 31, 2004. Highlights for the quarter compared to the same fiscal period of last year are as follows:

Net Sales up 461% — $23,795,000 vs. $4,238,000

Operating Profit — $1,200,000 vs. loss ($305,000)

Net Income — $581,000 vs. loss ($203,000)

Fully Diluted Earnings Per Share — $.06 vs. loss ($.04)

In discussing the quarter, Michael Blumenfeld, CEO, stated “we continue to benefit from the impact of recent acquisitions and the organic growth of our core business. We are making significant investments in training our new 150 man sales force and consolidating as many of the operating expenses as possible. This process, when complete, will offer many years of increased productivity.”

“We believe our current financial position remains one of the strongest in the sporting goods industry with over $40 million in cash and a current ratio of 7:1. We intend to continue to seek accretive acquisitions and corporate relationships and to deploy our cash as efficiently as possible for the benefit of our shareholders.”

Discussion of Financial and Operating Results

Collegiate Pacific grew net sales 461% to $23.8 million, in large part due to the acquisitions we completed during fiscal 2004 and the first two quarters of fiscal 2005. We continued our efforts during the second fiscal quarter to direct some of our traditional catalog customers to our newly acquired team dealers, which contributed to their additional sales growth. We believe that if we can successfully service some of our catalog customers in specific regions of the United States with our newly acquired road sales team, it will result in growth in net sales through greater account penetration and retention. Operating profit increased to $1.2 million, benefiting from higher net sales, partially offset by higher selling, general and administrative expenses. Net income grew by 386% to $581 thousand, driven primarily by higher net sales and a decrease in selling, general and administrative expenses as a percentage of net sales, all of which was offset by the increase in income tax expense.

COLLEGIATE PACIFIC INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31,	June 30,
	2004	2004
ASSETS	(Unaudited)

CURRENT ASSETS:
Cash and cash equivalents	$43,402,114	$7,473,145
Accounts receivable, net of allowance for doubtful accounts of
$881,865 and $635,531, respectively	17,335,879	10,683,860
Inventories	13,978,422	9,214,063
Current portion of deferred taxes	149,414	149,414
Prepaid income taxes	961,264	—
Prepaid expenses and other current assets	1,445,214
	—	496,912

Total current assets	77,272,307	28,017,394
PROPERTY AND EQUIPMENT, net of accumulated depreciation of
$1,058,325 and $870,394, respectively	1,292,483	831,205
DEFERRED DEBT ISSUANCE COSTS, net of accumulated amortization of
$55,245 and $0, respectively	3,259,448	—
INTANGIBLE ASSETS, net of accumulated amortization of
$528,581 and $346,238, respectively	269,258	429,833
GOODWILL	23,526,800	17,308,487
DEFERRED INCOME TAXES	100,812	100,812
OTHER ASSETS	269,268	259,012

Total assets	$105,990,376	$46,946,743

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$8,125,642	$4,983,603
Accrued liabilities	1,920,801	1,283,553
Dividends payable	252,299	247,128
Accrued interest	269,930	—
Current portion of long-term debt	324,800	124,800
Income taxes payable	—	700,850

Total current liabilities	10,893,472	7,339,934
REDEEMABLE COMMON STOCK (see Note 2)	—	7,250,000
LONG-TERM DEBT	50,407,162	73,200
COMMITMENTS AND CONTINGENCIES	—	—

STOCKHOLDERS’ EQUITY:
Preferred stock, $0.01 par value, 1,000,000 shares authorized; no shares
issued	—	—
Common stock, $0.01 par value, 50,000,000 shares authorized;
10,175,080 and 9,884,142 shares issued, respectively	101,751	98,842
Additional paid-in capital	41,723,059	31,469,423
Retained earnings	3,522,383	1,372,795
Treasury stock at cost, 86,026 shares, respectively	(657,451)	(657,451)

Total stockholders’ equity	44,689,742	32,283,609

Total liabilities and stockholders’ equity	$105,990,376	$46,946,743

COLLEGIATE PACIFIC INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2004	2003	2004	2003
Net sales	$23,794,598	$4,238,444	$51,504,886	$10,212,036
Cost of sales	15,884,544	2,718,844	34,201,781	6,444,195

Gross profit	7,910,054	1,519,600	17,303,105	3,767,841
Selling, general and administrative expenses	6,618,053	1,812,475	12,494,767	3,593,654
Amortization expense	92,429	12,266	174,529	24,533

Operating profit (loss)	1,199,572	(305,141)	4,633,809	149,654

Other income (expense):
Interest income	42,999	—	58,444	—
Interest expense	(334,663)	(13,143)	(341,519)	(23,861)
Other	71,184	9,992	120,563	10,269

Total other income (expense)	(220,480)	(3,151)	(162,512)	(13,592)

Income (loss) before income taxes	979,092	(308,292)	4,471,297	136,062
Provision for income taxes	397,945	(105,068)	1,818,275	69,994

Net income (loss)	$581,147	$(203,224)	$2,653,022	$66,068

Weighted average number of shares outstanding:
Basic	10,004,947	5,616,399	9,956,587	4,953,501

Diluted	10,320,184	5,616,399	10,211,489	6,385,389

Net income (loss) per share common stock – basic	$0.06	$(0.04)	$0.27	$0.01

Net income (loss) per share common stock – diluted	$0.06	$(0.04)	$0.26	$0.01

Collegiate Pacific is the nation’s fastest growing manufacturer and supplier of sports equipment primarily to the institutional and team dealer markets. The Company offers more than 4,500 products to 300,000 prospective and existing customers. The Company distributes approximately 1.5 million catalogs annually and employs approximately 150 professional road salesmen.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements relating to Collegiate Pacific’s anticipated financial performance, business prospects, new developments and similar matters, and/or statements preceded by, followed by or that include the words “believes,” “could,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” or similar expressions. These forward-looking statements are based on management’s current expectations and assumptions, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. Actual results may differ materially from those suggested by the forward-looking statements due to a variety of factors, including changes in business, political, and economic conditions due to the threat of future terrorist activity or otherwise, actions and initiatives by current and potential competitors, and certain other additional factors described in Collegiate Pacific’s filings with the Securities and Exchange Commission. Other unknown or unpredictable factors also could have material adverse effects on Collegiate Pacific’s future results, performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this press release may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this press release. Collegiate Pacific is not under any obligation and does not intend to make publicly available any update or other revisions to any of the forward-looking statements contained in this press release to reflect circumstances existing after the date of this press release or to reflect the occurrence of future events even if experience or future events make it clear that any expected results expressed or implied by those forward-looking statements will not be realized.

Contact:

Collegiate Pacific, Dallas

Adam or Michael Blumenfeld, 972-243-8100